Exhibit 10.1

Loan Agreement

Party A: China Fluid Equipment Holding Co., Ltd. (Hong Kong)

Party B: Able Delight Investment Limited (Hong Kong)

Whereas Party B is in need of funds to acquire equities in Watts Valve (Changsha) Co., Ltd. (hereinafter referred to “Changsha Company”), upon consultation, Party A has agreed to lend and Party B has agreed to borrow funds in an amount of Six Million One Hundred and Twenty Thousand US Dollars (US$6,120,000). Party A and Party B hereby agree as follows:

Article 1. Loan amount: Six Million One Hundred and Twenty Thousand US Dollars (US$6,120,000).

Article 2. The loan interest rate of the loan shall be implemented in accordance with the loan interest rate of a commercial bank for the corresponding period.

Article 3. The term of this loan is six (6) months, commencing from the date on which the Party A remits first batch of funds into the account of Party B.

Article 4. Upon the acquisition of Changsha Company in whole by Party B and after Party B sells to Party A all its controlled tangible and intangible assets of Changsha Company at a reasonable price evaluated by an evaluation firm acknowledged by both parties, Party A may be exempted from performing the obligations under Article 2 above and this agreement shall be terminated. Party A may offset its payment obligation owed to Party B under Party A’s proposed acquisition of all assets of Changsha Company by using of the borrowed funds as ascribed under this agreement.

Article 5. If Party B and Party A fail to reach any intent for the acquisition of Changsha Company, Party A may exercise its rights subject to Article 1, Article 2, and Article 3 above of this agreement.

Article 6. This agreement is executed in two (2) copies, one copy for each party.

Article7. Any unconcerned matters shall be solved between parties through friendly consultations.

Article 8. If any of the parties is in breach of this agreement, the non-breaching party may have the right to file a lawsuit to Henan Zhengzhou Intermediate People's Court.

Party A: China Fluid Equipment Holding Co., Ltd.	Party B: Zhuo Yu Investment Co., Ltd.

Representative:	Representative:

December 10, 2009	December 10, 2009